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                                                                       Exhibit 3


                      BILATERAL CONFIDENTIALITY AGREEMENT
                      -----------------------------------

     THIS AGREEMENT, effective February 28, 2000, by and between Bausch & Lomb Incorporated, with an office at One Bausch & Lomb Place, Rochester, New York, and Wesley Jessen Visioncare, Inc., with an office at 333 East Howard Avenue, Des Plaines, Illinois.

     The parties desire to explore the possibility of entering into a business relationship, and are willing to provide each other access to certain ideas, concepts, data or other information which in whole or in part is or will be considered by them to be proprietary and confidential (hereinafter referred to as "Confidential Information").

     NOW, THEREFORE, in consideration of the premises, and the mutual covenants contained herein, the parties agree as follows:

     1. This Agreement provides only for the handling and protecting of Confidential Information and shall not be construed as a teaming, joint venture, or any other such arrangement.

     2. The receiving party shall take all reasonable steps to preserve any and all Confidential Information received from the disclosing party pursuant to this Agreement. The receiving party will disclose the Confidential Information only to those employees, agents and consultants whose work requires such disclosure and who have agreed in writing to maintain such Confidential Information in confidence. The receiving party shall not otherwise use, copy, or disclose (either internally or to third parties) such Confidential Information.

     3. Notwithstanding any other provisions of this Agreement, the receiving party shall not be liable for disclosure of any Confidential Information of the disclosing party and the non-use obligations shall not apply to any such Confidential Information if the same:

          a. is now in or hereafter comes into the public domain without breach of this Agreement and through no fault of the receiving party, or

          b. is properly and lawfully known to the receiving party prior to the effective date of this Agreement without an obligation of confidentiality to the other party, or

          c. subsequent to disclosure hereunder, is lawfully received by the receiving party from a third party whose rights therein are without any restriction to disseminate the Confidential Information, or

          d. is developed by employees, agents, or consultants of the receiving

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               party independently of and without reference to any Confidential
               Information of the disclosing party, or

          e. is communicated by the disclosing party to a third party free of any obligation of confidence.

     4. The disclosure of Confidential Information by the parties shall not result in any obligation on the part of either party to enter into any future agreement relating to such Confidential Information or to undertake any other obligation not set forth in a written agreement signed by the parties hereto. Neither the execution and delivery of this Agreement nor the delivery of any Confidential Information hereunder shall be construed as granting by implication, estoppel or otherwise, any right in or license under any present or future invention, trade secret, trademark, copyright, or patent, now or hereafter owned or controlled by either party hereto.

     5. This Agreement may be terminated by either party by giving thirty (30) days written notice to the other party, and, unless sooner terminated, shall automatically terminate twelve (12) months from the effective date hereof. However, the receiving party's obligation to protect previously received Confidential Information shall survive for three (3) years from the date of receipt of such Confidential Information.

     6. All Confidential Information shall remain the property of the disclosing party and shall be returned to the disclosing party, or destroyed, upon written request, provided that each party may retain one copy of the disclosing party's Confidential Information for legal archival purposes only. The disclosing party's failure to request such return or destruction, shall not relieve the receiving party of its confidentiality obligations under this Agreement.

     7. This Agreement contains the entire understanding relative to the protection of Confidential Information covered by this Agreement and supersedes all prior and collateral communications, reports, and understandings, if any, between the parties regarding such Confidential Information. No modification, or addition to any provision hereof shall be binding unless in writing and signed by the parties. This Agreement shall apply in lieu of and notwithstanding any specific terms contained in any legend or statement associated with any particular Confidential Information exchanged, and the duties of the parties shall be determined exclusively by the terms and conditions herein.

     8. This Agreement is non-assignable and any attempt or purported assignment of any rights hereunder by either party shall be null and void, except that either party may assign the Agreement to a successor or assignee of its business division to which this Agreement pertains, provided that appropriate notice is given to the other party.

     9.   This Agreement shall be governed by and interpreted in accordance with

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the laws of the State of New York without reference to its conflict of law or choice of law rules.

WESLEY JESSEN VISIONCARE, INC.         BAUSCH & LOMB INCORPORATED


/s/ Kevin J. Ryan                      /s/ Robert B. Stiles
---------------------------------      --------------------------------------
Signature                              Signature



Kevin J. Ryan                          Robert B. Stiles
---------------------------------      Senior Vice President and General Counsel
Named Printed



CEO
---------------------------------
     Title
(Authorized Representative)